UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 12, 2016
SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 S. Eastern Ave., Ste. 240, Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (702) 835-6300
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 12, 2016, a wholly-owned subsidiary of Spectrum Pharmaceuticals, Inc. (“Spectrum”), Allos Therapeutics Inc. (the “Company”), and Fresenius Kabi USA, LLC (“Fresenius”), entered into a settlement agreement to resolve their patent litigation relating to Folotyn® (pralatrexate injection). As a result of the settlement, Fresenius will be permitted to market a generic version of Folotyn in the United States on November 15, 2022 or earlier under certain circumstances. Details of the settlement are confidential, and the parties will submit the agreement to the Federal Trade Commission and the Department of Justice. The parties will request that the court enter an order, in which it will dismiss the Company’s litigation against Fresenius. Fresenius was the last remaining defendant in the litigation, which accordingly is expected to conclude. As previously reported, the Company has also settled the litigation against Teva Pharmaceuticals USA, Inc., Dr. Reddy’s Laboratories, Ltd. & Dr. Reddy’s Laboratories, Inc. and Sandoz Inc. This litigation is described in further detail in Part II, Item 1 of Spectrum’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the U.S. Securities and Exchange Commission on May 6, 2016.

Forward-looking statement — This filing contains forward-looking statements regarding the anticipated results of the settlements and litigation that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management's current beliefs and expectations. Risks that could cause actual results to differ include, whether the court approves the dismissal of the litigation, governmental review of the settlement agreements and potential future challenges from generic companies, and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this filing except as required by law.

SPECTRUM PHARMACEUTICALS, INC.® and FOLOTYN® are registered trademarks of Spectrum Pharmaceuticals, Inc. and its affiliate.

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectrum Pharmaceuticals, Inc.

Date: July 13, 2016	By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson
Executive Vice President and Chief
Financial Officer